Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:  Doug McFarlan, (312) 583-6024

or (312) 343-2561

www.edisonnews.com

Edison Mission Group Announces Completion of Debt
Refinancing by its Edison Mission Energy Unit

IRVINE, Calif., June 6, 2006 — Edison Mission Group (EMG) and its indirect subsidiary, Edison Mission Energy (EME), announced today the closing of EME’s previously announced private offering of $500 million aggregate principal amount of its 7.50% Senior Notes due 2013 (the “2013 Senior Notes”) and $500 million aggregate principal amount of its 7.75% Senior Notes due 2016 (the “2016 Senior Notes” and, together with the 2013 Senior Notes, the “Senior Notes”). EMG and EME also announced the completion of EME’s previously announced cash tender offer and consent solicitation for EME’s outstanding 10% Senior Notes due August 15, 2008 (the “2008 Senior Notes”-CUSIP No. 281023AK7) and 9.875% Senior Notes due April 15, 2011 (the “2011 Senior Notes”-CUSIP No. 281023AG6) (collectively, the “Existing Senior Notes”).

EME has used the net proceeds of the offering of the Senior Notes, together with cash on hand, to purchase $368.9 million in aggregate principal amount of the 2008 Senior Notes (representing approximately 92.2% of the previously outstanding 2008 Senior Notes) and $595.6 million in aggregate principal amount of the 2011 Senior Notes (representing 99.3% of the previously outstanding 2011 Senior Notes) that were validly tendered pursuant to the tender offer and consent solicitation prior to 5:00 p.m., New York City time, yesterday, the expiration date of the tender offer and consent solicitation. The net proceeds of the offering of the Senior Notes, together with cash on hand, were also used to pay related tender premiums. The total tender premiums paid on all Existing Senior Notes validly tendered were $106.8 million, and the total consent fees paid on all Existing Senior Notes validly tendered at or prior to 5:00 p.m., New York City time, on May 17, 2006, were $28.8 million. The total accrued and unpaid interest paid on validly tendered Existing Senior Notes was $19.7 million.

The amendments to the indentures pursuant to which the Existing Senior Notes were issued, which were proposed in connection with the tender offer and consent solicitation, are now operative. The amendments to the indentures eliminate substantially all the restrictive covenants, eliminate or modify certain events of default and eliminate or modify related provisions contained in each indenture.

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EMG NOTES CLOSE

The Senior Notes have been offered and sold within the United States only to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933 and outside the United States in compliance with Regulation S under the Securities Act. The Senior Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

EME is a subsidiary of EMG, which is the parent company of the unregulated subsidiaries of Rosemead, California-based Edison International (NYSE:EIX).

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The Edison Mission Group (EMG) consists of unregulated subsidiaries of Rosemead, Calif.-based Edison International (NYSE:EIX,) an electric power generator and distributor, and an investor in infrastructure and renewable energy projects. The company is comprised of a regulated utility, Southern California Edison (SCE), and an unregulated group of business units, EMG. The California Public Utilities Commission does not regulate the terms of EMG’s products and services.